SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

April 16, 2012

Dear Stockholder:

It is our pleasure to invite you to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company”). The Annual Meeting will be held in Newport Beach, California on Thursday, June 7, 2012. In the following pages you will find the Secretary’s Notice of the Meeting and the Proxy Statement which describe the matters to come before the Annual Meeting.

If you plan to attend the meeting, please note the admission procedures on the Notice of the Meeting.

Whether or not you plan to attend the Annual Meeting, please vote your shares in one of the following ways, either: (i) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible, (ii) via the Internet, by following the instructions on your proxy card, or (iii) by calling the toll-free telephone number on your proxy card.

We are grateful for your continuing interest in American Vanguard Corporation. In person or by proxy, your vote is important. Thank you.

Sincerely,

AMERICAN VANGUARD CORPORATION

Eric G. Wintemute

Chairman and Chief Executive Officer

AMERICAN VANGUARD CORPORATION

4695 MacArthur Blvd., Suite 1200

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, June 7, 2012

To the Stockholders of American Vanguard Corporation:

The Annual Meeting, a Delaware corporation, will be held at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660, on Thursday, June 7, 2012. The meeting will begin promptly at 11:00 a.m. local time. Matters to be voted on at the meeting are:

1.	Elect eight (8) directors until their successors are elected and qualified;

2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the year ending December 31, 2012; and

3.	Hold an advisory vote on executive compensation.

Stockholders of record at the close of business on Monday, April 16, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A copy of the Company’s Annual Report, including financial statements for the year ended December 31, 2011, is enclosed with this Notice.

Please note that in order to be admitted to the Annual Meeting a person must furnish proof of his or her status as a stockholder at the site of such meeting. This proof may take the form of a proxy card, if the person is a stockholder of record. If the shares are held through an intermediary, such as a bank or broker, or holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. You must also present valid photo identification.

It is important that your shares be represented whether or not you plan to attend the Annual Meeting. You may vote your shares in any of the following ways, either: (i) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible, or (ii) via the Internet, by following the instructions on your proxy card, or (iii) by calling the toll-free telephone number on your proxy card. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

One final note: if you plan to attend the Annual Meeting in person, please RSVP by June 1, 2012 to William Kuser, Director of Investor Relations, at either 949-221-6119 or RSVP2012AVD@amvac-chemical.com.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer

General Counsel,& Secretary

Newport Beach, California

April 16, 2012

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 7, 2012

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Thursday, June 7, 2012, at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660, at 11:00 a.m., Pacific Daylight Time, and at any adjournments or postponements thereof. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is April 23, 2012.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Monday, April 16, 2012 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 30,097,720 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued. Of that amount, 2,260,996 were held as treasury shares. Each share of Common Stock, excluding treasury shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 7, 2012. Our Proxy Statement and our 2011 Annual Report to Stockholders are available at www.american-vanguard.com. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2011 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on the election of eight (8) directors, the ratification of the appointment of BDO as the Company’s independent registered public accounting firm auditor for fiscal year 2012, and your recommendation on executive compensation as disclosed in the Proxy. When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Mr. Wintemute and Mr. Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in person at the Annual Meeting, or by using either the proxy card, the telephone or the Internet.

Persons who beneficially own stock can vote at the Annual Meeting provided that they obtain a “legal proxy” from the person or entity holding the stock for him, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which, in turn, had been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting without attending the Annual Meeting.

You may submit your proxy on the Internet. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by telephone. Stockholders of record and most beneficial owners of Common Stock may vote by telephone. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your telephone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by mail. Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to withhold your vote from any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote irrespective of the method (i.e., telephone, Internet or mail) in which you originally voted by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by telephone, Internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. You may do this at a later date or time by:

•	Submitting a proxy by telephone or on the Internet (which may not be available to some beneficial holders); your latest telephone or Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or

•	Voting at the Annual Meeting (if you hold shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the Annual Meeting)

If you are a registered stockholder, you may obtain a new proxy card by contacting the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660, telephone (949) 260-1200. If your shares are held by a broker, bank or trustee, you may obtain a new voting instruction form by contacting your broker, bank or trustee. If you sign and date the proxy card or the voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.

How many shares must be present to hold the meeting?

Shares of Common Stock will be counted as present at the Annual Meeting if the stockholder is present and votes in person at the Annual Meeting or has properly submitted and not revoked a proxy. A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum for the Annual Meeting. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, and the eight nominees who receive the highest number of “FOR” votes will be elected. There is no cumulative voting for the Company’s directors. A properly executed proxy withholding authority to vote for one or more nominees with respect to the election of directors will not be voted for the director(s) from whom authority to vote is withheld. However, the shares be counted for purposes of determining whether there is a quorum. Withheld votes and broker non-votes, if applicable, will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for all other proposals (the appointment of BDO as independent auditors and to recommend executive compensation) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of BDO as independent outside auditors, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because two of the three proposals require a majority vote for passage, it is possible that a measure could fail to pass if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter. Further, a broker non-vote with respect to ratification of BDO as independent outside auditors shall count toward establishing a quorum for the Annual Meeting.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers, employees and consultants of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting. The Nominating & Corporate Governance Committee has established guidelines setting forth certain advance notice procedures relating to the nomination of directors (the “Nomination Procedure”) and no person nominated by a stockholder will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Procedure. Under the terms of the Nomination Procedure, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of the Company by no later than March 9, 2012. The Company did not receive any director nominations for the Annual Meeting under the Nomination Procedure. Notwithstanding the provisions of the Nomination Procedure, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Procedure.

Stockholder Proposals for the Annual Meeting. The Nominating & Corporate Governance Committee has also adopted certain advance notice procedures for properly bringing business, other than director nominations, before a meeting of the stockholders (the “Stockholder Proposal Procedure”)—whether or not to be included in the Company’s proxy materials. Under the terms of the Stockholder Proposal Procedure, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal delivered to the principal executive offices of the Company by no later than January 15, 2012. The Company did not receive any stockholder proposal for the Annual Meeting pursuant to the Stockholder Proposal Procedure. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Procedure, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The Company has no knowledge or notice that any business other than as set forth in the Notice of Annual Meeting will be brought before the Annual Meeting. For information related to the application of the Nomination Procedure and the Stockholder Proposal Procedure for the 2013 Annual Meeting, see the discussion in this Proxy Statement under the caption “Proposals for Submission at Next Annual Meeting” and “Stockholder Nomination of Directors”.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. It also will be available Monday through Friday from April 17, 2012 through June 7, 2012, between the hours of 9 a.m. and 4 p.m., Pacific Daylight Time, at the offices of the Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then choosing the first option, “View American Vanguard SEC Filings”. References to our website in this proxy statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated by reference into this proxy statement. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling us at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve, are currently directors and were elected by the stockholders at the 2011 annual meeting of stockholders.

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS & EXPERIENCE

Lawrence S. Clark, age 53, has served as a director since 2006. Mr. Clark is the Chief Financial Officer (“CFO”) for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with Warner Bros. and has served in that capacity since 2004. From 2003 – 2004 he provided financial and corporate development consulting services to media and entertainment clients. From 2000 to 2003, Mr. Clark was the CFO of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. Mr. Clark brings a financial discipline and analytical approach that make him a valuable asset to the Board.

Debra F. Edwards, age 58, has served as a director with the Company since 2011. Dr. Edwards has more than 28 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. From September 2010 to June 2011, she served as Senior Managing Scientist at Exponent’s Health Sciences Center for Chemical Regulation and Food Safety. In 2010 she retired from the United States Environmental Protection Agency (“USEPA”), where she had spent the majority of her career leading large scientific and regulatory organizations, culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as a volunteer in the United States Peace Corp. (1997 – 1999), Dr. Edwards worked for the USEPA from 1985 until 2010. Dr. Edwards holds a Ph.D. and a Masters Degree in Plant Pathology and has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards is be a valuable asset for assisting the board in mapping out the strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of product line acquisitions. She also has extensive experience in product stewardship and worker safety issues.

Alfred F. Ingulli, age 70, has served as a director since 2010. Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business, a $300 million business with the highest operating profit margin in the industry. In 2004, he also served as a member of Crompton’s executive committee, which consisted of the Chief Executive Officer (“CEO”), CFO and one other executive vice president. Mr. Ingulli currently serves on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets and serves as a member of the compensation committee and audit committee of that board. Further, from 1996 – 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002 – 2004. From 1990 – 2004, Mr. Ingulli also served as a board member of CropLife America (where he served as Chairman of the Board from 2002 – 2004), which is a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to our board an in-depth knowledge of our industry and income statement responsibility at the highest level. With his background, he can serve not only as a mentor to senior managers at the Company, but also as an advisor on implementing processes and resources to improve profitability and efficiencies within the organization.

John L. Killmer, age 62, has served as a director in December 2008. Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to November 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. Mr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, Mr. Killmer began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December, 2010, during which time he has evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Carl R. Soderlind, age 78, has served as a director since June 2000. Mr. Soderlind served as Chairman and CEO of Golden Bear Oil Specialties, a producer of niche specialty oil and chemical products used in a variety of industrial applications from 1997 to 2001. From 1961 to 1996 he served in various capacities of Witco Corporation, with his most recent position being Senior Executive Vice President and member of the Management Committee. Mr. Soderlind has extensive experience in running businesses in both specialty oil and chemical products. Mr. Soderlind’s many years working in investor relations have given him an in-depth knowledge of the public markets and a keen awareness of investors’ expectations. During his professional career, Mr. Soderlind specialized in growing businesses through well-timed acquisitions of product lines and companies. With his experience in running businesses within the chemical sector, investor relations, and Mergers and Acquisitions work, Mr. Soderlind brings sound judgment to the Board.

Irving J. Thau, age 72, has served as a director since September 2003 and as lead director since June 2011. From 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young’s West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. Further, his financial acumen and depth of experience in audit work have served the Board as a valuable resource for financial planning and financial reporting. He has given the Company direction in designing its accounting and processes and provided valuable advice on complex accounting issues.

Eric G. Wintemute, age 56, has served as a director since June 1994. Mr. Wintemute served as President and CEO from July 1994 until June 2011, and Chairman and CEO since June 2011. He was appointed Executive Vice President and COO of the Company in January 1994. Mr. Wintemute has been at the helm of the Company during its years of greatest growth. With 18 years experience on this Board, 33 years experience at the Company (18 years as CEO) and membership in leading crop protection trade groups (recently, as Chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. His interaction with the heads of our competitors, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. This is an invaluable resource to the Board, particularly when evaluating future business plans and providing strategic direction to the Company.

M. Esmail Zirakparvar, age 62, has served as a director since June 2010. Most recently, Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 – 2004 he served as COO and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 – 2006 as Head of Region of Americas, President & CEO of Bayer CropScience LP—USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 – 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses,

Mr. Zirakparvar has helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he gives the board a world-class sense of perspective and strategic direction and is an invaluable asset for helping to guide the Company down a path of growth and prosperity in the future.

DEPARTING DIRECTORS—QUALIFICATIONS & EXPERIENCE

John B. Miles, who had served as a director since March 1999, passed away in March 2012. Mr. Miles had been a Partner with the law firm McDermott Will & Emery and held the position of Partner from 1987 to 2007 and then as employee counsel. Prior to 1987, Mr. Miles was a partner with Kadison Pfaelzer Woodward Quinn & Rossi. Mr. Miles previously served on boards of directors for public and private corporations. Mr. Miles brought to the Board a wealth of experience in the realm of securities, mergers and acquisitions, business combinations and corporate governance. During his professional career, he has advised many public company boards on their fiduciary responsibilities. His passing was a great loss to the Company.

BOARD DIVERSITY AND LEADERSHIP

In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public company. In addition, we believe that a fully functioning board should include members having diverse backgrounds, including, for example, industry-specific experience, international experience, profit responsibility in a public company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, manufacturing experience and M&A experience. Other considerations, such as gender, race and age, are of secondary importance. While the Nominating and Governance Committee does not have an express policy with respect to diversity in identifying or selecting nominees for the Company’s Board, in evaluating nominees, the Committee does assesses the background of each candidate in a number of different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. During the Board’s annual self-evaluation, and at other times during the year, the Directors assess the Board’s performance and ways in which such performance can be improved. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Board of Directors does not have a policy on whether or not the role of the Chairman of the Board and the CEO should be separate or, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. For many years, the position of Chairman of the Board had been separate from that of CEO. In 2011, however, the Board combined those roles and appointed Mr. Wintemute to serve as both Chairman and CEO. At the same time, the Board appointed non-management director, Irving Thau, to the position of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairman and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We further believe that we have accomplished this through the appointment of a lead director.

RISK OVERSIGHT

The Company’s Board of Directors has formally assumed responsibility for risk oversight. In 2011, working with enterprise risk management consultants at Lockton, Inc. (the Company’s primary insurance broker), senior management conducted an in-depth risk analysis as a first step toward implementing an enterprise risk management program at the Company. As that analysis was proceeding, the Board formed a Risk Committee, which now consists of John L.Killmer (as chairman), Alfred F. Ingulli, M. Esmail Zirakparvar, and Debra F. Edwards to take on primary responsibility for risk oversight. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager and the CEO of the Company. Senior management has also appointed a team of managers to serve as an executive risk committee, which serves to conduct analysis of risks, to identify mitigation measures and to implement those measures. Through the continuing efforts begun with Lockton, the Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These risks have been incorporated into the risk-owner’s 2012 performance goals, upon which, in part, 2012 job performance and incentive compensation are based. The risk owners periodically report their progress through the Risk Manager to the Risk Committee. Over the course of the year, the Risk Committee will ensure that, in addition to working on previously identified risks, the Risk Manager and executive risk committee will monitor and update the Company’s risk profile.

CORPORATE GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of the Company’s core values, supporting the Company’s growth mission. The Company is committed to having sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct and the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available in print to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of eight members. The Board has determined that Lawrence S. Clark, Debra F. Edwards, Alfred F. Ingulli, John L. Killmer, Carl R. Soderlind, Irving J. Thau, and M. Esmail Zirakparvar, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year, if there is any change in a member’s material relationship with the Company that would interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met four times during the year ended December 31, 2011. All directors attended at least 75% of the aggregate of the number of meetings of the Board and the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is lead director, Irving J. Thau. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac-chemical.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. All directors did attend the 2011 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Messrs. Irving J. Thau (Chairperson), Lawrence S. Clark, Alfred F. Ingulli and Carl R. Soderlind, who are all non-employee directors and are financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange, and that each of Irving J. Thau and Lawrence S. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held six meetings during the year ended December 31, 2011.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Employing the independent auditors, subject to stockholder ratification, to audit the Company’s consolidated financial statements.

•	Pre-approving all services performed by the independent auditors.

•	Providing oversight on the external reporting process and the adequacy of the Company’s internal controls.

•	Reviewing the scope of the audit activities of the independent auditors and appraising audit efforts.

•	Reviewing services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors.

•	Establishing procedures for the receipt, retention and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report contained in this Proxy Statement.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Lawrence S. Clark (Chairperson) and Carl R. Soderlind. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Board has also determined that at least two members of the Compensation Committee, who will administer the Company’s compensation plan(s), are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held three meetings during the year ended December 31, 2011.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholder interest.

•	Overseeing process for evaluating CEO performance against Board-approved goals and objectives and recommending to the Board compensation for the CEO.

•	Administering grants under the Company’s compensation plan(s).

Please also see the Compensation Committee Report contained in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Messrs. M. Esmail Zirakparvar (Chairperson pro tem) and Carl R. Soderlind. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2011.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending to the Board nominees for election to the Board of Directors.

•	Reviewing principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Overseeing evaluation of the Board and its effectiveness.

Finance Committee

The Finance Committee is currently composed of Messrs. John L. Killmer, Irving J. Thau, Alfred F. Ingulli, M. Esmail Zirakparvar and Debra F. Edwards. The Finance Committee held four meetings during the year ended December 31, 2011.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves working with senior management of the Company to evaluate, investigate and recommend changes to the Board of Directors in the area of corporate finance including, among other things:

•	The incurrence or refinancing of indebtedness,

•	The issuance or amendment of the Company’s equity securities,

•	Product line acquisitions and restructuring activity, and

•	Short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of John L. Killmer (chairman), Debra F. Edwards, Alfred F. Ingulli, and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2011. The primary responsibility of the Risk Committee is to oversee risk management at the Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure (i) that adequate resources are made available to address and mitigate risks, where possible, (ii) that risk owners are identified and made accountable for addressing these risks, and (iii) that the practice of monitoring and addressing these risks becomes a part of the Company’s culture.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for filing with the SEC. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed under statement on Auditing Standards No. 114, Communications with Audit Committees (“SAS 114”), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. SAS 114 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit(s).

We have received from BDO, a letter providing the disclosures required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) with respect to any relationships between BDO and the Company that in their professional judgment may reasonably be thought to bear on independence. BDO has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements, we have recommended to the Board that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In addition, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Irving J. Thau, Chairman

Carl R. Soderlind, Member

Lawrence S. Clark, Member

Alfred F. Ingulli, Member

April 16, 2012

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2011, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Heartland Advisors, Inc.	4,809,570		17.4%
789 North Water Street Milwaukee, WI 53202

Herbert A. Kraft	2,634,790	(1)	9.6%
4695 MacArthur Court Newport Beach, CA 92660

T. Rowe Price Associates, Inc.	2,740,062		9.8%
100 E. Pratt Street Baltimore, MD 21202(*)

Blackrock, Inc.	1,804,205		6.5%
40 East 52nd Street New York, NY 10022

Eric G. Wintemute	1,614,540	(2)	5.9%
4695 MacArthur Court Newport Beach, CA 92660

(*)	Based on information reported to the SEC by or on behalf of such beneficial owner.
(1)	Mr. Kraft owns all his shares with his spouse in a family trust where he and his spouse are co-trustees, except as to 13,834 shares held in an Individual Retirement Account.
(2)	This figure includes 460,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of this Report. Mr. Wintemute shares voting and investment power with his spouse with respect to certain shares, including 139,336 shares of Common Stock owned by Mr. Wintemute’s two adult children for whom Mr. Wintemute and his spouse are trustees and for whom he disclaims beneficial ownership.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2011, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,614,540	(1)	5.9%
Director	John B. Miles 4695 MacArthur Court Newport Beach, CA 92660	102,548	(2)	(9)
Director	Carl R. Soderlind 4695 MacArthur Court Newport Beach, CA 92660	75,503		(9)
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	29,017	(3)	(9)
Director	Irving J. Thau 4695 MacArthur Court Newport Beach, CA 92660	22,666		(9)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	18,154		(9)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	10,729		(9)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	10,729		(9)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	4,440		(9)
Senior Vice President (AMVAC Chemical Corporation)	Glen D. Johnson 4695 MacArthur Court Newport Beach, CA 92660	88,690	(4)	(9)
Vice President (AMVAC Chemical Corporation)	P. Douglas Ashmore 4695 MacArthur Court Newport Beach, CA 92660	30,871	(5)	(9)
Chief Administrative Officer (“CAO”)	Timothy J. Donnelly 4695 MacArthur Court Newport Beach, CA 92660	37,374	(6)	(9)
CFO	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	31,513	(7)	(9)
Vice President (AMVAC Chemical Corporation)	James R. Lehman 4695 MacArthur Court Newport Beach, CA 92660	28,471	(8)	(9)
Directors and Officers as a Group		2,105,245		7.6%

(1)	This figure includes 460,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of this Report. Mr. Wintemute shares voting and investment power with his spouse with respect to certain shares, including 139,336 shares of Common Stock owned by Mr. Wintemute’s two adult children for whom Mr. Wintemute and his spouse are trustees and for whom he disclaims beneficial ownership.
(2)	Certain shares are held in a family trust for which the late Mr. Miles and his spouse were co-trustees and certain shares are held by Mr. Miles or his spouse in individual retirement accounts.

(3)	This figure includes 532 shares of Common Stock owned by Mr. Clark’s children for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(4)	This figure includes 8,520 shares of Common Stock Mr. G. D. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(5)	This figure includes 6,667 shares of Common Stock Mr. P. D. Ashmore is entitled to acquire pursuant to stock options within sixty days of this Report.
(6)	This figure includes 15,000 shares of Common Stock Mr. T. J. Donnelly is entitled to acquire pursuant to stock options within sixty days of this Report.
(7)	This figure includes 15,112 shares of Common Stock that Mr. D.T. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of this Report
(8)	This figure includes 6,667 shares of Common Stock that Mr. J. R. Lehman is entitled to acquire pursuant to stock options exercisable within sixty days of this Report
(9)	Under 1% of class.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described below, the Company believes that during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of either the overall risk profile, profits or revenues. To the extent that a function carries a unique risk, we have attempted to mitigate that risk with one or more countervailing risk mitigation objectives. For example, in manufacturing and technology, the objective of implementing processes for new chemistries is offset by the paramount objective of safety in the workplace and surrounding communities. In sales and marketing, the objective of achieving top line sales is offset by goals for maintaining profit margins. Similarly, the risk of spending excessive amounts in acquiring a product line or new technology is offset by objectives to realize certain minimum returns on investment. Risk is further mitigated by the use of long-term incentives which encourage prudent, long-term decision making. Finally, compensation for the entire workforce is subject to achievement of company-wide financial objectives.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The main elements of our compensation program are base salary, annual cash incentives and periodic long-term equity incentive awards. Our compensation program is not formula–based, and we strive to provide total compensation which is aligned with our financial performance, the executive’s individual performance and our return to shareholders through stock price appreciation and semi-annual dividends. Certain features of our compensation program allow us to ensure compensation is tied to performance including:

•	Annual incentives which are funded based on annual earnings and delivered based on individual goals and

•	Periodic long-term equity awards tied to Company and individual performance

During 2011, the Company had record setting performance. Relative to 2010, sales increased by 35% and net income nearly doubled due to improvement in operating margins. Further, the Company’s return to shareholders over the same period was 58%.

In light of the Company’s performance, the Compensation Committee adjusted executives base salaries, provided annual incentive payouts at levels comparable to our performance and issued restricted share grants to executives and employees in 2012 (although no awards were made in 2011).

Compensation Objectives

The Company’s compensation program has several objectives. First, we believe that our compensation should attract and retain top-quality executives. Many of our executives have transferred to the Company from our competitors, which are typically much larger organizations. In addition, we realize that our key executives could readily find work in the industry. We must, therefore, be mindful that we do not fall below the standard observed by other public companies of a similar size in paying executives. The Committee has retained the services of an independent compensation consultant to assist in setting the Company’s compensation policy.

Second, we believe in paying for performance. Accordingly, we hold our executives as a group accountable for both Company-wide and individual performance. For example, during a period of diminished financial performance in 2009, directors and executive officers took a cut in retainers and base salaries, and executive officers received no cash incentive compensation. As financial performance improved in 2010, base cash compensation returned to pre-adjustment levels, and executive officers received cash incentive compensation; however, because 2010 was not as strong a year as 2008, that incentive compensation was considerably lower. During the subsequent year, 2011, the Company enjoyed record net sales and net income, and incentive compensation accordingly exceeded that of 2008.

Third, we believe that compensation decisions should be made with the benefit of as much current information as possible. Compensation decisions that are rigorously tied to formulas can fail to take into account unforeseen matters beyond an employee’s control, may lead to undesirable results, and can fail to reward positive conduct. It can be difficult to catalog in advance all of the factors that should be taken into account in making compensation decisions. While we do set company-wide goals and individual performance goals for our executives, when applying those criteria, we do take into account real market conditions, compensation trends, peer practices, and other factors in making compensation decisions. Thus, for example, if the entire industry is down due to unusual weather conditions, and the Company has performed well compared to our peers, we will take that into account in setting compensation.

Fourth, we compensate, in part, so that our executives have a long-term interest in the Company’s success. This is especially so in the case of equity awards. Through restricted stock awards that vest entirely after three years, for example, we give the recipient motivation to plan for the longer-term, rather than to seek solely to maximize short-term returns at the expense of long-term returns. Equity awards also serve to align our executives’ interests with those of our stockholders.

Compensation Program Best Practices

Our current compensation program includes features which we believe drive performance and excludes features we do not believe serve our shareholders’ long-term interests. The table below highlights the “Best Practices” features our compensation program includes and “Poor Pay Practices” which are excluded.

Included Features	Excluded Features

✓ Stock Ownership Guidelines—In September 2011, we adopted share ownership requirements for our executive officers requiring our CEO to own shares equal in value to four times his base salary and two times their base salary for other named executive officers.

✓ No Hedging Policy—by action of the board in June 2011, our executive officers are prohibited from certain hedging activities and holding Company securities in margin accounts.

✓ Risk Management—Our executive officers compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking.

✓ No excise tax gross-ups. ✓ No “single trigger” severance payments. ✓ No guaranteed base salary increases. ✓ No guaranteed minimum bonuses. ✓ No guaranteed equity awards.

Consideration of Last Year’s “Say on Pay” Advisory Vote

At last year’s Annual Meeting of Stockholders, we held our first advisory stockholder vote on executive compensation. Over 99% of the shares that voted approved our executive compensation described in last year’s proxy statement. The Compensation Committee and the Company viewed these results as a strong indication that the Company’s stockholders support the compensation policies and practices of the Company, which have remained substantially unchanged over the past several years. In light of this vote, during 2011 the Compensation Committee and the Company did not make any material changes to the structure of compensation programs but as mentioned above the Committee adopted share ownership requirements for the named executive officers. In early 2012, we issued restricted shares to the named executives. The following sections further explain our rationale for issuing restricted shares during 2012.

Role of the Compensation Consultant

In September 2010, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”), as an independent adviser, to review compensation of the top eight most highly paid executives at the Company. Subsequently, in January 2012, the Committee retained PM&P to review proposed restricted share grants to the top nine executives as well as the broad employee base. PM&P provided non-executive compensation consulting services (primarily reviewing the draft proxy statement and miscellaneous benchmarking such as restricted share grant levels for non-executive employees) during the year ended December 31, 2011 for consideration that did not exceed $10,000.

In September 2010, PM&P benchmarked the compensation of the Company’s eight most highly paid executives against 12 public companies of similar size to the Company (having revenues between $100 million and $550 million and operating in the chemical or specialty chemical industry) as well as general industry compensation survey data for companies with revenues less than $500 million per year. Selected peer companies include Aceto Corp., American Pacific Corp., Balchem Corp., Chase Corp., Hawkins Inc., KMG Chemicals Inc., Landec Corp., LSB Industries Inc., Penford Corp., Quaker Chemical Corp., Zep Inc., and Zoltek Cos Inc. According to that study, the Company’s executive salaries were, in the aggregate, 8 percent above the 50th percentile; total direct cash compensation (including base salary and incentive bonuses based upon 2008 performance, as opposed to 2009, for which no bonuses were paid) were approximately 18 percent above the 50th percentile; and total annual compensation (including salaries, incentive bonus, and equity awards) were approximately 8 percent above the 50th percentile.

Subsequently, in January 2012, using the survey data from 2010 PM&P reviewed total compensation for the Company’s top nine executives for 2011, and included the award of restricted stock that was made on March 22, 2012. Under this analysis, the salary, bonus and equity of the top nine executives would move into the upper quartile of bench marked companies. These results may tend to overstate the level of such executives’ total compensation in 2011, as the equity award was not actually made until the first quarter of 2012.

Elements of Compensation

Our named executive officers receive a base salary and certain benefits (including paid vacation, subsidized health and dental insurance, subsidized life insurance, and an automobile allowance). In addition, they participate in an annual incentive compensation plan and, from time to time, receive awards of equity, typically in the form of restricted stock or incentive stock options. Further, they may choose to participate in voluntary benefit programs, such as a 401(k) Plan and an ESPP.

Base salary—base salary provides the executive with a reasonable standard of living and permits the Company to put certain other elements of compensation at risk. Further, it would be virtually impossible to attract or retain qualified executives without this element of compensation. It forms the bulk of the executive’s compensation. In 2011, base salary accounted for more than half of total compensation among named executive officers.

Name of Officer	2011 Base Salary	2010 Base Salary	Year over Year Change
Eric G. Wintemute—CEO	$562,000	$545,707	3%
David T. Johnson—CFO	$290,000	$250,000	16%
Glen D. Johnson—SVP, Bus. Dev’t	$295,000	$286,000	3%
Timothy J. Donnelly—CAO	$262,500	$237,000	11%
James R. Lehman—VP Sales	$275,000	$202,692	36%

Annual salaries for the named executive officers increased year-over-year from 2010 to 2011 as indicated in the table above. In the case of the CEO and SVP of Business Development, the increase was three percent, which approximated a rise in the cost of living during that period. The CFO’s salary increased by 16% to reflect his excellent performance in 2010 and to bring his base compensation to the median for CFOs in benchmarked companies. The CAO’s salary increase of 11% was due largely to his promotion from Vice President to CAO, which position carried additional responsibility. Similarly, the salary increase for the Vice President of Sales (36%) was due largely to his promotion from National Director of Sales to VP of Sales (which position brought considerably expanded responsibilities) as well as relocation to a higher-cost locale. In 2012, these named executive officers have received salary increases of just under three percent, which approximates an increase in the cost of living index.

Annual incentive—annual incentives provide the executive with an opportunity to receive additional compensation for the achievement of identified goals—both specific and company-wide. Company performance is evaluated based upon net sales, net income and a variety of working capital targets (including accounts receivable, inventory and debt levels as well as cash generation). In 2011 we continued the practice of defining Specific, Measureable, Achievable, Reasonable and Time-Based (“SMART”) goals for each of our executives. These are individual performance goals that are tailored to take into account the Company’s 2012 budget, its strategic direction, its strengths and weaknesses, and current market and economic conditions. While the Company does not have a specific policy on clawing back incentive compensation from one or more executives following a restatement of earnings, we are awaiting further guidance and finalization of regulations by the SEC on the subject.

Benefits—the Company provides several general health benefit programs to its employees, including health, dental and life insurance coverage. Because health and dental insurance subsidies are paid to executives in virtually all industries, including ours, the Company must provide these subsidies in order to remain competitive. In addition, these subsidies are a good investment by the employer, as they serve to help keep the executives healthy or, when injury or sickness strikes, to bring them back to productive service. These coverages also help the executive to limit family medical expenses that, if not otherwise insured, might cause the executive severe financial hardship. Life insurance subsidies serve as a mechanism by which the Company can give something of value back to the executive’s family or other beneficiaries in the case of death. We believe that when our executives join the Company, they are not alone in making a commitment to us; their families are making a commitment as well. The Company also offers certain voluntary benefits, including disability and catastrophic accident/illness, the premiums for which are borne entirely by each employee.

Perquisites—the Company provides limited perquisites for its employees. Executive employees receive an automobile allowance, which is a common perquisite that the Company offers in order to remain competitive. In addition, the CEO is entitled to expense reimbursement for certain country club membership fees; membership at this club provides the CEO with a venue for both conducting outside meetings and the cultivation of business relationships.

Voluntary benefits—our 401(k) Plan is a tool that serves to encourage the executive to plan for retirement now. The Company matching contribution (dollar for dollar up to five percent (5%) of base salary (subject to a cap as required by applicable law)) has a strong effect both in recruitment and retention. Similarly, the American Vanguard Corporation Employee Stock Purchase Plan serves as a means for retaining executives. It gives our executives (and other employees) the opportunity to acquire equity at a discount, through relatively minimal payroll deductions over a six-month period. Further, the ESPP is a mechanism by which the executive can put some “skin in the game” by investing in the Company. Equity ownership helps to align the executive’s interests with that of our stockholders and serves to foster a long-term perspective in the executive. In addition, equity can serve as a surrogate for a pension plan with executives. Equity awards and voluntary participation in the 401(k) plan are the only two forms of long-term compensation offered to executives by the Company.

Long term incentives—the Compensation Committee periodically visits the question of whether, when and how to award equity. In making its recommendation, the Committee considers the length of time since the last equity award, an executive’s mix of pay (as compared to historic levels of annual incentive and outstanding equity awards), the total stockholder return over the past several years, the impact upon earnings, the consequent dilution to stockholders, and other criteria relating to long term performance of the company. In addition, in 2011, the Board adopted a holding requirement for Company officers under which each subject officer is required to accumulate over a five year period Common Stock worth, in the case of the CEO, four times annual base salary and, in the case of other Section 16 officers, two times the annual base salary. This policy has served to guide the Board with respect to frequency and amount of equity awards. The Company did not award equity to executive employees during 2011. Reasons for not making an award in 2011 included the fact that options had been awarded to key employees in late 2010 (for the prior three years, equity had been awarded in mid-year). Also, the Committee was closely observing financial performance over the course of 2011; it was clear by early 2012 that financial performance for fiscal year 2011 had been excellent and that the executives had met or exceeded their performance objectives. As mentioned above, the Company awarded restricted shares to the executives and employees in early 2012. The Board had chosen restricted stock (as opposed to options) in the interest of making awards that would have value at the date of vesting (as opposed to options, which could be under water as of the vesting date) which, in turn, would have an enhanced retention value.

The Committee’s recommendations are also guided by the research of its compensation consultant, including benchmarking of similarly situated companies as to the prevalence of equity awards and total compensation among senior executives. In addition, the Committee maintains a relatively continuous discourse with the CEO on both the performance and the expectations of senior management. Through this process, the Committee recommends awards that are perceived to be of value, that are consistent with those made by our peers, that have a reasonable financial impact on the Company, that are not unreasonably dilutive, and that are warranted by the Company’s and executives’ performance. The Committee is mindful of avoiding grants while in possession of material non-public information and, with respect to option grants in particular, pursuant to the Company’s 1994 Stock Incentive Plan, sets the strike price of the grant to be the closing price of the Company’s Common Stock as of the date of the award.

We do take into account the accounting and tax treatments for the Company of all forms of compensation. For example, Company monitors it ability to deduct the executive compensation under the Internal Revenue Code of 1986, as amended, (“IRC”) Section 162(m). We follow all applicable accounting rules and tax laws in respect of all forms of compensation; for example, we expense options and stock awards. Because the timing of this expense depends upon the vesting of these equity awards, we set vesting schedules to optimize deferring costs into the future. In making equity awards, we do consider the tax impact upon the recipient.

Compensation Policies and Benchmarking

The Compensation Committee retains considerable discretion to structure and adjust compensation with respect to both individuals and executives as a group. We do not follow a formulaic approach toward setting compensation. While formulaic approaches do tend to lead to greater certainty in results, they can also have unintended consequences. It can be difficult to capture in a formula all of the factors that should be taken into account when setting or adjusting compensation. We believe that, in making compensation decisions, it is important to consider not only corporate performance, but also individual performance and further, that corporate performance should be considered in the context of the industry. Thus, for example, if company-wide performance was behind plan in a down market, but the executive team performed well, rather than make no incentive awards, the Compensation Committee might adjust the incentive pool downward and make reduced awards to executives. Conversely, if Company performance was ahead of plan in a solid market, but certain executives were not contributing, then the Committee would likely reduce awards to those certain individuals. The Compensation Committee has used discretion to make lower bonus awards to executives who have, in that committee’s estimation, underperformed, and has made higher bonus awards to executives who have exceeded individual performance expectations.

Working in concert with the Board, the Compensation Committee, the CEO and the CAO define SMART goals for the heads of the major corporate functions (which include all of the other named executive officers) and financial performance goals for the Company. These goals serve as the foundation upon which the Compensation Committee can build a compensation approach in keeping with other information, including studies performed by the Committee’s compensation consultant as well as its own research and experience. Throughout the year, the Committee maintains an open dialogue with the CEO with respect to compensation philosophy, changing business conditions, and executive performance. Further, annually, the CEO provides the Committee with recommendations for defining the incentive pool and allocating that pool among employees generally. The CEO serves as a source of information for the Committee, and, in making its decisions, the Committee does give consideration to the CEO’s recommendations. However, the Committee makes independent decisions with respect to compensation and freely draws upon all sources that it deems necessary for guidance in making those decisions. In making awards of performance-based compensation, the Compensation Committee considers historical trends for awards both in the aggregate and with respect to each executive under evaluation. Individual award trends tend to put an executive’s current performance in context. Thus, for example, if an executive has shown a pattern of increasingly smaller bonus awards versus his peers, the Committee will tend to question his long-term suitability. Historical trends relating to the overall bonus pool enable the Committee to define the pool with some consistency given past financial performance.

The Company considers several factors with respect to evaluating its performance. With respect to company-wide financial performance, we first consider whether we have grown net sales and net earnings with respect to the prior year, the past several years, and the budget contained within the Company’s financial plan and approved by the Board. Second, we consider whether we have achieved certain working capital targets, including accounts receivable levels (and timing), inventory levels, indebtedness, accounts payable and cash generation. Third, we consider the relative performance of our company, particularly net sales and net earnings, with that of our peer companies. Fourth, we analyze whether we have met our strategic goals.

With respect to individual performance, we consider the following factors in making compensation decisions for the named executive officers listed below. We believe that the factors listed below are reasonable and attainable by our executives. Some of these factors relate to the Company’s financial plan, which we do not disclose publicly; it is an internal document generated to give subject executives an incentive to achieve a desired level of financial performance. Disclosure of our financial plan would potentially give our competitors an unfair view into our business and could be misconstrued as financial guidance. We believe that it is reasonably possible for the Company to achieve the Company’s financial plan and, consequently, reasonably possible for President & CEO and the executive team to meet performance factors relating to the achievement of that plan.

Individual performance goals (relating to 2012) for each executive were established late in 2011 and include the following:

CEO

•	To achieve financial results that equal or exceed the Company’s financial plan.

•	To enunciate a 2020 strategic plan, based upon facilitated analysis by senior management.

•	To obtain new registrations for our DDVP products aimed at bedbug control.

•	To oversee implementation of new synthesis units (for newly acquired product lines) at the Company’s manufacturing sites.

•	To work with the Company’s CFO to establish an international tax subsidiary.

CFO

•	To achieve financial results that equal or exceed the Company’s financial plan.

•	To establish an international tax subsidiary.

•	To implement an upgraded IT system in an out-hosted environment.

•	To reduce the close process to seven work days and continue automating the accounting system.

Senior Vice President and Director of Business Development

•

To recommend one to three product lines for acquisition or licensing by the Company during 2012 equaling or exceeding the Company’s (and Finance Committee’s) criteria for return on investment criteria.

•	To perform an analysis of compounds and/or companies that would be potential acquisition targets.

•	To refine business plans for developmental compounds, including a strategy for commercializing one or more such compounds to lead to a minimum level of sales over the next five years.

•	To analyze and prioritize projects on the organic growth matrix based upon resource requirements, time to completion and potential revenue generation.

CAO

•	To complete human capital plans for all functions and to reconcile with facilities plan.

•	To implement a sustainability program, including the drafting and publication of a sustainability report.

•	To re-launch a wellness program within the Company, taking into account the fitness profile and health insurance loss history of the employee population.

•	To succeed in prosecuting data compensation actions and disputed claims against suppliers, and in defending DBCP litigation matters.

Vice President—Sales

•	Meet net sales targets as per 2012 budget.

•	Complete analysis of Company’s competitive position in marketplace and assist in defining mitigation measures to improve/strengthen that position.

•	Establish and implement 2012 sales incentive plan for crop and non-crop business focused on achieving sales growth objectives.

•	Organize and lead 2012 Annual Business Meeting.

We might decide to increase compensation materially if some or all of the following factors were present: the executive’s compensation is materially below that of his or her peers; the executive has taken on additional responsibilities; the executive has saved the Company significant costs; or the executive has far exceeded individual performance goals. Conversely, we might decide to decrease compensation materially if some or all of the following factors were present: the executive has shown an inability to carry out responsibilities or manage his or her function; the executive seeks to work on a reduced schedule; or the executive’s function or duties material thereto have become materially less important to the Company.

Severance and Change of Control Provisions

Each of the named executive officers and certain other officers are party to a Change of Control Severance Agreement expiring December 31, 2013. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, the employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which the employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act directly or indirectly owns more than 50% of the Common Stock of the company. As a condition to payment, the employee must enter into a written release of claims against the Company. The Company does not provide excise tax-gross ups in the event of a change of control.

The Company chose the three change of control events to protect these key executives in the event of new ownership. Our executive team has helped to build this company over many years into what it is today. In recognition of the team’s contribution, we believe it is appropriate to make provision for the executive team. Further, a change-of-control arrangement can serve as an incentive for management (who might otherwise be facing loss of employment) to complete a desirable merger and serve to quantify the cost of termination of subject executives for any potential acquirer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K.

Lawrence S. Clark, Chairman

Carl R. Soderlind, Member

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current executive officers of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	56	Chairman and CEO
David T. Johnson	55	Vice President, CFO and Treasurer
Glen D. Johnson	57	Senior Vice President of AMVAC Chemical Corporation
Timothy J. Donnelly	52	CAO, General Counsel, & Secretary
James R. Lehman	53	Vice President—Sales of AMVAC

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and CEO in June 2011. Mr. Wintemute has also served as President and CEO from July 1994 until June 2011. He was appointed Executive Vice President and COO of the Company in January 1994.

David T. Johnson has served as Vice President, CFO, and Treasurer of the Company since March 7, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a five hundred million dollar manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an eight billion dollar Cleveland based multinational company from April 2001 through June 2003.

Glen D. Johnson has served as Senior Vice President and Director of Business Development of AMVAC Chemical Corporation since February 1999. Mr. Johnson was previously the North American Senior Marketing Manager for Contract Sales at Zeneca Ag Products. Prior to joining AMVAC Chemical Corporation, Mr. Johnson had over 20 years of experience in sales and marketing, acquisition and licensing, market development, and field research and development with three multinational agrochemical companies.

Timothy J. Donnelly has served as Vice President and General Counsel of the Company since October 2005. He served as Assistant Secretary until June 2007, at which time he as appointed Secretary of the Company. In 2009, he was also made responsible Human Resources and Risk Management. In June 2010, he was appointed as CAO. Prior to his work with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC) a manufacturer of quick-turn, high-technology printed circuit boards.

James Lehman has served as Vice President—Sales of AMVAC Chemical Corporation since June 9, 2011. He joined the Company on January 26, 2009 as Midwest Regional Sales Manager. Prior to that time, Mr. Lehman was the Strategic Account Manager for BASF Corporation based in Carmel, Indiana from 2000 to 2009, where he had responsibility for key accounts on a national level.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the year ended December 31, 2011 paid or awarded by the Company and its subsidiaries to the CEO, CFO, the three most highly compensated executive officers other than the CEO and CFO, and any persons who departed from the Company during the subject year and, but for such departure, would have been in any of the aforementioned categories (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)
Eric G. Wintemute	2011	525,000	400,000	—	—	—	—	51,975	976,975
	2010	501,481	137,500	—	108,704	—	—	50,992	798,677
	2009	523,425	—	259,995	—	—	—	49,912	833,332

David T. Johnson	2011	290,000	135,000	—	—	—	—	29,662	454,662
	2010	238,926	70,000	—	90,587	—	—	27,307	426,820
	2009	240,144	—	79,799	—	—	—	52,350	372,293

Glen D. Johnson	2011	294,827	165,000	—	—	—	—	26,500	486,327
	2010	275,000	85,000	—	90,587	—	—	13,850	464,437
	2009	280,162	—	89,605	—	—	—	26,100	395,867

Timothy J. Donnelly	2011	262,500	130,000	—	—	—	—	27,292	419,792
	2010	233,774	70,000	—	90,587	—	—	26,729	421,090
	2009	227,657	—	79,799	—	—	—	27,292	334,748

James R. Lehman	2011	256,246	135,000	—	—	—	—	20,650	411,896
	2010	202,692	60,000	41,600	72,469	—	—	15,487	392,248
	2009	166,154	17,500	35,190	—	—	—	14,631	233,475

(1)	Amounts reflect bonus payments for service rendered in the subject year. These payments are made in March of the immediately following year.
(2)	The following table summarizes restricted stock awards granted to executive officers on March 22, 2012.

Name (a)	Number of Shares of Stock(#) (b)	Price of Stock ($/Share) (c)	Full Grant Date Fair Value of Stock ($) (d)
Eric G. Wintemute	41,429	20.47	848,052
David T. Johnson	11,000	20.47	225,170
Glen D. Johnson	11,000	20.47	225,170
Timothy J. Donnelly	11,000	20.47	225,170
James R. Lehman	14,700	20.47	300,909

(3)	See table following for details of all other compensation.

SUMMARY COMPENSATION TABLE

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(4)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2011	37,080	(1)	—	2,645	12,250	—	—
	2010	36,420	(1)	—	2,322	12,250	—	—
	2009	36,420	(1)	—	1,242	12,250	—	—

David T. Johnson	2011	13,800	(2)	—	3,612	12,250	—	—
	2010	13,800	(2)	—	1,932	11,575	—	—
	2009	38,800	(2)	—	1,300	12,250	—	—

Glen D. Johnson	2011	11,928	(3)	—	2,322	12,250	—	—
	2010	11,528	(3)	—	2,322	—	—	—
	2009	11,528	(3)	—	2,322	12,250	—	—

Timothy J. Donnelly	2011	13,800	(3)	—	1,242	12,250	—	—
	2010	13,800	(3)	—	1,242	11,687	—	—
	2009	13,800	(3)	—	1,242	12,250	—	—

James R. Lehman	2011	8,400	(3)	—	—	12,250	—	—
	2010	8,400	(3)	—	—	7,087	—	—
	2009	8,400	(3)	—	—	6,231	—	—

(1)	Automobile allowance of $18,000, $18,000, and $18,000 for the years ended December 31, 2011, 2010, and 2009, respectively; and personal expense reimbursements of $19,080, $18,420, and $18,420 relating to country club membership fees in the years ended December 31, 2011, 2010, and 2009, respectively.
(2)	Automobile allowance of $13,800, $13,800, and $13,800 for the years ended December 31, 2011, 2010, and 2009, respectively; and a relocation allowance of $25,000 for the year ended December 31, 2009.
(3)	Automobile allowance.
(4)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2011 to the named executive officers. (1)

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Full Grant Date Fair Value of Stock ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Eric G. Wintemute	—							—	—	—	—
David T. Johnson	—							—	—	—	—
Glen D. Johnson	—							—	—	—	—
Timothy J. Donnelly	—							—	—	—	—
James R. Lehman	—							—	—	—	—

(1)	The Company issued restricted stock grants to the named executive officers on March 22, 2012. Please refer to Executive Compensation section, Note 2 for a summary of the restricted stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the named executive officers, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2011 with respect to options to purchase Common Stock of American Vanguard Corporation. The closing price of the Common Stock on December 31, 2011 the last trading day of American Vanguard’s fiscal year was $13.34 per share.

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	450,000	—	—	$3.67	12/31/2012
Eric G. Wintemute	10,000	20,000	—	$7.50	12/10/2020
David T. Johnson	6,779	—	—	$14.75	03/07/2018
David T. Johnson	8,333	16,667	—	$7.50	12/10/2020
Glen D. Johnson	187	—	—	$14.75	09/13/2012
Glen D. Johnson	8,333	16,667	—	$7.50	12/10/2020
Timothy J. Donnelly	6,667	—	—	$14.99	10/24/2012
Timothy J. Donnelly	8,333	16,667	—	$7.50	12/10/2020
James R. Lehman	6,667	13,333	—	$7.50	12/10/2020

Name (a)	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	22,165	295,681	—	—
David T. Johnson	6,803	90,752	—	—
Glen D. Johnson	7,369	98,302	—	—
Timothy J. Donnelly	6,803	90,752	—	—
James R. Lehman	8,000	106,720	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the named executive officers, the number of shares acquired on the exercise of stock options and the value realized (market price less exercise price) for the year ended December 31, 2011.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	11,138	161,947
David T. Johnson	—	—	—	—
Glen D. Johnson	—	—	4,354	63,307
Timothy J. Donnelly	—	—	4,060	59,032
James R. Lehman	—	—	—	—

Pension Benefits

The following table sets forth the pension benefits payable to the named executive officers for the year ended December 31, 2011. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Not Applicable	—	—	—	—

Non-qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation benefits payable to the named executive officers for the year ended December 31, 2011. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Not Applicable	—	—	—	—	—

Potential Payments Upon Termination or Change of Control

Each of the named executive officers is party to a Change of Control Severance Agreement expiring December 31, 2013. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the named executive officers in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2011.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Option Vesting ($)(1)	Total Change in Control Payments ($)
Eric G. Wintemute	1,050,000	52,219	25,000	295,681	1,422,900
David T. Johnson	580,000	52,219	25,000	90,752	747,971
Glen D. Johnson	590,000	19,831	25,000	98,302	733,133
Timothy J. Donnelly	525,000	50,635	25,000	90,752	691,387
James R. Lehman	550,000	48,550	25,000	106,720	730,270

(1)	At current market price on December 31, 2011.
(2)	Payments are subject to reduction to ensure that they are fully tax deductible.

Director Compensation

The following table summarizes compensation paid to the Board for the year ended December 31, 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)		Total ($) (h)
Lawrence S. Clark	84,000	25,000	—	—	—	—		109,000
Debra F. Edwards	34,808	50,000	—	—	—	7,500	(1)	92,308
Alfred F. Ingulli	65,787	50,000	—	—	—	—		115,787
John L. Killmer	59,326	50,000	—	—	—	—		109,326
Herbert A. Kraft	20,000	—	—	—	—	4,625	(2)	24,625
John B. Miles	80,750	25,000	—	—	—	—		105,750
Carl R. Soderlind	83,000	25,000	—	—	—	—		108,000
Irving J. Thau	112,938	25,000	—	—	—	—		137,938
M. Esmail Zirakparvar	61,000	50,000	—	—	—	—		111,000

(1)	This amount constitutes fees paid to Dr. Debra Edwards for her advisory services on certain projects involving product defense.
(2)	This amount constitutes fees paid to Mr. Kraft for his services in supporting the Company’s defense of DBCP litigation. He has been involved in these matters for nearly 30 years.

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with each non-employee director’s election/re-election of the Board is entitled to receive cash compensation for his or her services on the Board as follows:

•	Quarterly retainer fee of $7,500 for services on the Board.

•	Quarterly retainer fee of $6,250 for services as Lead Director of the Board.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee or the Risk Committee.

•	Attendance fee of $2,500 per meeting of the Board.

•

Attendance fee of $1,000 per meeting of the committees of the Board, except that the Audit Committee chairperson will receive an attendance fee of $1,500 per Audit Committee meeting, Finance Committee members receive $2,000 per meeting of the Finance Committee, and non-management directors receive $1,250 per meeting in executive session.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through May 12, 2005 (the “Plan”), each non-employee director of the Board is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•

In connection with each non-employee director’s election or re-election to the Board, such director is entitled to receive an award that equals $50,000 (the “Stock Award”). Further, provided the director has accumulated Company stock equal to the number of shares received by him or her over the course of his or her first three full years of service on the Board, such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment.

•

If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

See “Description of Compensatory Arrangements Applicable to Non-Employee Directors for 2005” which was filed as Exhibit 10.1 to the Company’s Form 8-K which was filed with the SEC on June 15, 2005.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into a written employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s President and CEO. Mr. Wintemute’s current annual base compensation is $577,000, with increases to be made by the Board in their sole discretion. In light of the Company’s financial performance, in August 2009 Mr. Wintemute took a voluntary 10 percent reduction of his base compensation of indefinite duration such that, as of December 31, 2009, his base annual salary was $491,000. In light of improved financial performance, that figure was returned to the pre-reduction level of $545,707 in mid-2010. As of January 1, 2011, in connection with a company-wide annual salary adjustment, his salary was increased to $562,000. Effective January 1, 2012, Mr. Wintemute’s salary was increased to its current level $577,000. Mr. Wintemute may receive a bonus in an amount as determined by the Board based on his performance against reasonable qualitative and quantitative benchmarks as determined by the Board. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2011, consisted of Messrs. Lawrence S. Clark, John B. Miles, and Carl R. Soderlind. During 2011, no officer or employee of the Company served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its written charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related person and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if such related person or conflict of interest transaction involves more than $10,000, in each case using appropriate counsel and other advisers as the Audit Committee may deem necessary.

In the course of its review of a proposed related person transaction, the Committee will consider all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

The Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

John B. Miles, who passed away in March 2012, had served as a member of the Board, chairperson of the Nominating and Corporate Governance Committee and member of the Compensation Committee. At the same time, he also served as employee counsel to the law firm of McDermott Will & Emery LLP (“MWE”), which, among other firms, provided legal services to the Company. During the year ended December 31, 2011, MWE (which had annual revenues in excess of $1 billion), provided legal services to the Company totaling approximately $245,931. During the year ended December 31, 2011, Herbert A. Kraft, who served as co-Chairman of the Board and chairperson of the Finance Committee until June 2011, provided services as an independent contractor relating to litigation support in the DBCP exposure cases pending against the Company (or its affiliates) totaling $4,625. In June 2011, the Company entered into a consulting agreement with director Debra F. Edwards to provide technical services relating to product defense and stewardship at the rate of the lesser of $250 per hour or $2,000 per day. During the year ended December 31, 2011, the Company paid approximately $7,500 to Ms. Edwards for the provision of technical services.

STOCK PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative, five-year total return for the Company, the S&P 500 Stock Index, and a peer group (Chemical—Specialty Industry). The graph assumes that the beginning values of the investments in the Company, the S&P 500 Stock Index, and the peer group of companies each was $100. All calculations assume reinvestment of dividends. Returns over the indicated period should not be considered indicative of future returns.

SUMMARY OF PROPOSALS

This Proxy contains three proposals for which stockholder action is sought.

•	Proposal 1 requests the election of eight directors to the Board.

•	Proposal 2 requests the ratification of the appointment of BDO USA, LLP as the Company’s independent outside auditor for 2012.

•	Proposal 3 requests an advisory vote on executive compensation.

Details of each proposal appear below.

PROPOSAL 1

Election of Directors

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the number of directors at nine. With the recent passing of John B. Miles, then, there is one vacancy on the Board. At this election, eight directors have been nominated to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated Lawrence S. Clark, Debra F. Edwards, Alfred F. Ingulli, John L. Killmer, Carl R. Soderlind, Irving J. Thau, Eric G. Wintemute, and M. Esmail Zirakparvar to be elected to serve as directors until the next annual meeting and until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

The eight directors to be elected by the holders of Common Stock shall be the eight candidates receiving the highest number of votes cast by holders of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of American Vanguard Corporation appointed BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

BDO has served as independent accountants of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is valuable.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2011 and 2010, were (in thousands):

	2011	2010
Audit	$442	$425
Tax	315	207
Audit Related	—	—
Other	—	—

	$757	$632

Audit fees for 2011 and 2010 were for professional services rendered for the audits of the consolidated financial statements of the Company including the audit of internal controls under Section 404 of the Sarbanes- Oxley Act, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

Audit Related fees, if any, would primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. There were none in 2011 and 2010.

Tax fees for 2011 and 2010 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits, advice related to acquisitions, and requests for technical advice from tax authorities.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2012 consolidated financial statements and related internal control over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee, is hereby ratified”

PROPOSAL 3

Advisory Vote on Executive Compensation

We believe that our compensation policies and procedures:

•	enable us to attract and retain top quality personnel in our executive ranks,

•	are based upon pay-for-performance,

•	prudently permit the consideration of multiple factors in assessing performance and awarding compensation,

•	do not encourage risky conduct, and

•	are aligned with our stockholders’ best interests.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. The amounts below are denoted in thousands.

Compensation has risen and fallen with financial performance over the last four fiscal years. Following a relatively strong year in 2008 (net sales of $236,465, net income of $20,019 and earnings per share of $0.73), the company experienced diminished financial performance in 2009 ($205,801 in net sales, and a net loss of $5,789 or $0.21 per share, including a non-cash charge to earnings of $13,509). This trend caused executives to take a 10% salary cut in mid-2009 and, after a full-year financial numbers were reported for 2009, the executive officers received no incentive cash compensation.

Financial performance improved somewhat in 2010 (net sales of $226,859, net income of $10,984 and earnings per share of $0.40). Further, in 2010 the Company completed the acquisition of four product lines (Def, Mocap, Nemacur and Aztec); these represented the first such acquisitions in over two years and were thus of strategic significance to the Company. Amidst better financial performance by mid-2010, executive salaries were restored to pre-adjustments levels, and in partial recognition of financial performance for 2010, executive officers received bonuses which, in the aggregate, equaled approximately 55 percent of the amount awarded in 2008.

Fueled, in part, by the successful acquisitions of 2010, the Company achieved its best financial performance in history during 2011 with net sales of $304,429, net income of $22,068 and earnings per share of $0.79. In addition, over the course of 2011, the Company continued to improve its balance sheet through reducing indebtedness and inventory levels while generating more cash than it has ever done in any previous reporting year (with $35,085 in cash and a revolver balance of $0 as of year end). In light of that performance, executive salaries were increased by just under three percent, and executive officers received bonuses which, in the aggregate, exceeded those paid in 2008. Also, noted in the Compensation, Discussion & Analysis, executives received no equity award in 2011, but were awarded restricted stock in the first quarter of 2012. If this 2012 award is added to total 2011 compensation, then the executives’ total compensation rises up to the upper quartile for benchmarked companies.

Given our financial performance, we believe that the compensation practices of the Company have been reasonable in light of those at similar companies and reflect a philosophy of paying for performance.

Because your vote is advisory, it will not be binding upon the Board. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the stockholders approve the overall executive compensation policies and procedures of the Company, as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officers’ compensation in this Proxy Statement.”

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in written and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2013 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

If the stockholder intends to present a proposal at the 2013 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2012 and no later than January 15, 2013, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee of the Board will consider nominees to the Board recommended by stockholders who comply with the following procedures. In order for a stockholder to nominate a candidate for director at the 2013 Annual Meeting of Stockholders, timely notice of the nomination must be given in writing as follows: American Vanguard Corporation, Attn: Chairperson of the Nominating and Corporate Governance Committee, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. The committee will consider nominees to the Board recommended by stockholders who comply with procedures established by the committee as follows:

•

In order for a stockholder to nominate a candidate for director, timely notice of the nomination must be given in writing to the Chair of the committee. To be timely, such notice must be received at the principal executive offices of the Company not less than ninety (90) days prior to any meeting of stockholders called for the election of directors.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the Company owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the Company beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board.

•	The committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board, the committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the SEC with respect to the year ended December 31, 2011. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2011 accompanies this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer,

General Counsel, & Secretary

Dated: April 16, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 7, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.american-vanguard.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20930304030000000000 3	060911

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE   ☒

				FOR	AGAINST	ABSTAIN
1. To elect eight (8) directors for the ensuing year:			2. Ratify the appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2012.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Lawrence S. Clark O Debra F. Edwards O Alfred F. Ingulli O John L. Killmer O Carl R. Soderlind O Irving J. Thau O Eric G. Wintemute O M. Esmail Zirakparvar		3. Approve the overall executive compensation policies and procedures of the Company as described in this Proxy Statement.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐                     ■

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of Common Stock of American Vanguard Corporation held of record by the Undersigned at the close of business on April 16, 2012, at the Annual Meeting of Stockholders, to be held at the Island Hotel, 690 Newport Center Drive, Newport Beach, California, at 11:00 a.m. PST on Thursday, June 7, 2012, or at any adjournment thereof.

(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 7, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.american-vanguard.com

i Please detach along perforated line and mail in the envelope provided. i

¢	20930304030000000000 3	060911

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS

2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACKINK

AS SHOWN HERE   ☒

				FOR	AGAINST	ABSTAIN
1. To elect eight (8) directors for the ensuing year:			2. Ratify the appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2012.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Lawrence S. Clark O Debra F. Edwards O Alfred F. Ingulli O John L. Killmer O Carl R. Soderlind O Irving J. Thau O Eric G. Wintemute O M. Esmail Zirakparvar		3. Approve the overall executive compensation policies and procedures of the Company as described in this Proxy Statement.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢